Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOOD TECHNOLOGY CORPORATION

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

Good Technology Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Good Technology Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on July 22, 1996 under the name RoamPage, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor:

THIRD: That said amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the President and Chief Executive Officer of this corporation this 26th day of March, 2014.

/s/ Christy Wyatt
Christy Wyatt
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOOD TECHNOLOGY CORPORATION

ARTICLE I

The name of this corporation is Good Technology Corporation.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, 19901, County of Kent. The name of this corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue two classes of stock, to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 462,423,417. The total number of shares of common stock authorized to be issued is 311,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 151,423,417, par value $0.0001 per share (the “Preferred Stock”), 108,158,571 of which are designated as “Series B-1 Preferred Stock,” 3,649,172 of which are designated as “Series B-2 Preferred Stock,” 2,563,300 of which are designated as “Series B-3 Preferred Stock,” 17,052,374 of which are designated as “Series C-1 Preferred Stock” and 20,000,000 of which are designated as “Series C-2 Preferred Stock.”

Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, each one (1) outstanding share of the corporation’s outstanding Series C Preferred Stock will be reclassified, automatically and without further action, into one (1) share of Series C-1 Preferred Stock.

B. Rights, Preferences and Restrictions of the Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of this corporation, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.08 per share per annum for the Series B-1 Preferred Stock, $0.3936 per share per annum for the Series B-2 Preferred Stock, $0.3872 per share per annum for the Series B-3 Preferred Stock, $0.3284 per share per annum for the Series C-1 Preferred Stock and $0.3284 per share per annum for the Series C-2 Preferred Stock (each as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) (in aggregate, the “Preferred Dividend Preference”). The right to dividends on Preferred Stock shall not be cumulative, nor shall any undeclared or unpaid portion of any dividend bear or accrue interest. Any dividends to be paid to the holders of Preferred Stock that aggregate to less than the full Preferred Dividend Preference shall be paid ratably among the holders of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to the first sentence of this paragraph. The holders of the outstanding Preferred Stock may waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the Preferred Stock then outstanding on an as-converted basis; provided, that, if any such dividend preference is waived with respect to any series of Preferred Stock in a manner different or disproportionate to the effect on the entire class of Preferred Stock then outstanding, then such waiver shall also require the vote or written consent of the holders of a majority of any such series of Preferred Stock, voting as a separate class on an as-converted basis.

(b) After payment of such dividends pursuant to subsection (a) of this Section 1, any additional dividends or distributions shall be distributed when, as and if declared by the Board of Directors of this corporation among all holders of Common Stock and Preferred Stock (on an as-converted basis) ratably and in the same manner (cash, in-kind or otherwise).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount equal to (i) the sum of $1.00 for each outstanding share of Series B-1 Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to Series B-1 Preferred Stock after the date hereof, the “Original Series B-1 Issue Price”) plus all declared but unpaid dividends on such share (in aggregate, the “Series B-1 Liquidation Preference”), (ii) the sum of $4.92 for each outstanding share of Series B-2 Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to Series B-2 Preferred Stock after the date hereof, the “Original Series B-2 Issue Price”) plus all declared but unpaid dividends on such share (in aggregate, the “Series B-2 Liquidation Preference”), (iii) the sum of $4.84 for each outstanding share of

Series B-3 Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to Series B-3 Preferred Stock after the date hereof, the “Original Series B-3 Issue Price”) plus all declared but unpaid dividends on such share (in aggregate, the “Series B-3 Liquidation Preference”), (iv) the sum of $4.105 for each outstanding share of Series C-1 Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to Series C-1 Preferred Stock after the date hereof, the “Original Series C-1 Issue Price”) plus all declared but unpaid dividends on such share (in aggregate, the “Series C-1Liquidation Preference”) and (v) the sum of $4.105 for each outstanding share of Series C-2 Preferred Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to Series C-2 Preferred Stock after the date hereof, the “Original Series C-2 Issue Price”) plus all declared but unpaid dividends on such share (in aggregate, the “Series C-2 Liquidation Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be insufficient to permit the payment to such holders of their respective full Series B-1 Liquidation Preference, full Series B-2 Liquidation Preference, full Series B-3 Liquidation Preference, full Series C-1 Liquidation Preference and full Series C-2 Liquidation Preference, then the entire assets and funds of this corporation legally available for distribution under this subsection (a) of this Section 2 shall be distributed ratably among the holders of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Upon completion of the distributions required by subsection (a) of this Section 2, if assets remain in this corporation, the holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock and Common Stock shall receive the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each, with the shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock being treated for this purpose as if they had been converted into shares of Common Stock at the applicable Conversion Rate (as defined below). Notwithstanding the foregoing, the aggregate distributions made pursuant to Sections 2(a) or 2(b) with respect to any share of Series C-1 Preferred Stock or Series C-2 Preferred Stock shall not exceed an amount equal to 2.5 times (i) the Original Series C-1 Issue Price for that share of Series C-1 Preferred Stock plus any declared but unpaid dividends or (ii) the Original Series C-2 Issue Price for that share of Series C-2 Preferred Stock plus any declared but unpaid dividends, respectively.

(c) Notwithstanding paragraphs (a) and (b) above, solely for purposes of determining the amount that each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, the holder of each share of each series of Preferred Stock shall be treated as if such holder had converted such holder’s shares of such series into shares of Common Stock pursuant to subsection 3(a) immediately prior to such Liquidation Event if, as a result of an actual conversion of any series of Preferred Stock, each holder of such series would receive (with respect to the shares of such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series (with respect to the shares of such series) if such holders had not converted such series of Preferred Stock into shares of Common Stock. If holders of any series are treated as if they had converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to subsection 2(a) that would otherwise be made to holders of such series of Preferred Stock.

(d) This corporation shall not have the power to effect a Liquidation Event (as defined below) if the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of this corporation shall be allocated among the holders of capital stock of this corporation in any manner other than in accordance with subsection (a)-(c) of this Section 2 above (an “Alternative Allocation”), unless (i) such Alternative Allocation is approved by the affirmative vote or written consent of the holders of a majority of Preferred Stock then outstanding, voting together as a single class on an as-converted basis; and (ii) such Alternative Allocation is approved by the affirmative vote or written consent of the holders of a majority of any series of Preferred Stock then outstanding, voting as a separate class on an as-converted basis, if the allocation to the holders of such series of Preferred Stock is adversely affected by such Alternative Allocation in a manner disproportionate to the effect on the entire class of Preferred Stock then outstanding, as compared to the consideration that the holders of such series of Preferred Stock and the holders of the entire class of Preferred Stock would have been allocated in accordance with subsection (a)-(c) of this Section 2 above. For purposes hereof, a “Liquidation Event” shall consist of (A) the sale, transfer, exclusive license or other disposition of all or substantially all of this corporation’s assets, (B) a merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity in approximately the same proportions as before such transaction), (C) a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation or (D) a liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived (an “Alternative Transaction”) by the vote or written consent of (i) the holders of a majority of the outstanding Preferred Stock voting together as a single class on an as-converted basis and (ii) the holders of a majority of any series of Preferred Stock then outstanding, voting as a separate class on an as-converted basis, if the allocation of consideration from such Alternative Transaction to the holders of such series of Preferred Stock is adversely affected by such failure to treat such Alternative Transaction as a Liquidation Event in a manner disproportionate to the effect on the entire class of Preferred Stock then outstanding, as compared to the consideration that the holders of such series of Preferred Stock and the holders of the entire class of Preferred Stock would have been allocated if such Alternative Transaction had been treated as a Liquidation Event.

(i) In any Liquidation Event, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of this corporation. Any securities shall be valued as follows:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 trading day period ending three trading days prior to the closing of the applicable transaction;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the closing of the applicable transaction;

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of this corporation; and

(D) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(ii) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein. The foregoing notice periods with respect to a Liquidation Event may be shortened or waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class on an as-converted basis).

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price for such series, plus all declared but unpaid dividends on shares of such series, by the conversion price then applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Conversion Rate”). The Conversion Price per share for shares of Series B-1 Preferred Stock as of the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Date”) shall be the Original Series B-1 Issue Price, the Conversion Price per share for shares of Series B-2 Preferred Stock as of the Filing Date shall be the Original Series B-2 Issue Price, the Conversion Price per share for shares of Series B-3 Preferred Stock as of the Filing Date shall be the Original Series B-3

Issue Price, the Conversion Price per share for shares of Series C-1 Preferred Stock as of the Filing Date shall be the Original Series C-1 Issue Price and the Conversion Price per share for shares of Series C-2 Preferred Stock as of the Filing Date shall be the Original Series C-2 Issue Price. Each such Conversion Price shall be subject to adjustment as set forth in subsection (d) of this Section 3, and in the case of Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively, as further set forth under Section 3(m).

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then applicable Conversion Rate in effect for such share (including, with respect to Series C-1 Preferred Stock and Series C-2 Preferred Stock, any adjustment required under Section 3(m)) immediately upon this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the gross proceeds to the Company from which are at least $50,000,000 in the aggregate and in connection with which the Common Stock of the corporation is listed on a nationally recognized exchange (“Qualified Public Offering”);

(ii) Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then applicable Conversion Rate in effect for such share immediately upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock voting together as a single class on an as-converted basis;

(iii) Each share of Series C-1 Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then applicable Conversion Rate in effect for such share (including, with respect to Series C-1 Preferred Stock, any adjustment required under Section 3(m)) immediately upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock, voting together as a single class on an as-converted basis; and

(iv) Each share of Series C-2 Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then applicable Conversion Rate in effect for such share (including, with respect to Series C-2 Preferred Stock, any adjustment required under Section 3(m)) immediately upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C-2 Preferred Stock, voting together as a single class on an as-converted basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed (or a lost stock affidavit therefor), at the office of this corporation or of any transfer agent for Preferred Stock, and shall give written notice to this corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (or on such later date requested by such holder, or on such earlier date agreed to by this corporation and such holder), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. To the extent permitted by law, automatic conversion of shares of Preferred Stock pursuant to subsection 3(b) shall be deemed to have been effected as of the date on which the event giving rise to such automatic conversion occurred (such time being the “Conversion Time”). The person entitled to receive certificates for the shares of Common Stock issued upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and as of the Conversion Time, and the right of the record owner of such converted shares of Preferred Stock as a holder thereof shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates required by this subsection 3(c). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue or be deemed to issue, after the Filing Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 3(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.

(E) In the case of the issuance or deemed issuance of options or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options or warrants to purchase or rights to subscribe for Common Stock or such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability including without limitation, the passage of time) of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights for the Common Stock covered thereby. Adjustments to the applicable Conversion Price and corresponding Conversion Rate shall be made only upon the deemed issuance of the Common Stock deliverable upon exercise of any such options or warrants to purchase or rights to subscribe for Common Stock and not on the actual issuance of such Common Stock following exercise of such securities.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to exercisability including without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities, options, warrants or rights, plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any options, warrants or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)). Adjustments to the applicable Conversion Price and corresponding Conversion Rate shall be made only upon the deemed issuance of the Common Stock deliverable upon conversion or exercise of any convertible or exercisable securities and not on the actual issuance of such Common Stock following conversion or exercise of such securities.

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options, warrants or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from any amendment thereto but specifically excluding any change resulting from the antidilution provisions thereof that are substantially similar to the antidilution provisions set forth in this subsection 3(d)(i)), the Conversion Prices of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, each Conversion Price and the corresponding Conversion Rate of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities and without affecting any conversion prior to such expiration or termination, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) shares of Common Stock issuable or issued to employees, consultants or directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation (including at least three Preferred Directors (as defined below));

(B) shares of Common Stock issued or issuable pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date or for which adjustment of the Conversion Price(s) for Preferred Stock is made pursuant to subsection 3(d)(iii);

(C) shares of Common Stock issued pursuant to conversion of shares of Preferred Stock;

(D) shares of Common Stock issued or issuable in connection with equipment leasing arrangements, bank financings, business acquisitions or mergers, joint ventures, licensing arrangements, research and development activity, arrangements regarding the distribution or manufacture of this corporation’s products or services or other partnering arrangements which, in each case, are not primarily for equity financing purposes and are approved by a majority of the Board of Directors (including at least three Preferred Directors (as defined below));

(E) shares of Common Stock the issuance or deemed issuance of which is approved by holders of a majority of the outstanding Preferred Stock, voting together as a single class on an as-converted basis;

(F) shares of Common Stock issued or deemed issued (i) as a result of the application of the anti-dilution provisions set forth in subsection 3(d)(i) or (ii) pursuant to an event to which subsection 3(d)(iii) or Section 3(f) applies;

(G) shares of Common Stock issued or issuable in connection with a Qualified Public Offering;

(H) shares of Common Stock issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated April 15, 2013, as amended; and

(I) shares of Common Stock issued or issuable pursuant to that certain Agreement and Plan of Reorganization by and among the Company, BoxTone, Inc. and certain other parties thereto, dated on or about the Filing Date.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be proportionately decreased.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be proportionately increased.

(e) Other Distributions. In the event this corporation shall declare a distribution (other than a dividend covered by Article IV.B.1) payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2), provision shall be made so that each holder of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such series of Preferred Stock, would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of each holder of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Prices and applicable Conversion Rates then in effect) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This corporation will not be deemed to have avoided or sought to avoid the observance or performance of any of the terms to be observed or performed hereunder if this corporation amends its Certificate of

Incorporation or takes any other corporate action upon obtaining the necessary approvals required by this Certificate of Incorporation, applicable law or otherwise in a manner that does not affect the rights, preferences or privileges of any series of Preferred Stock in a manner that is different from the effect of such amendment or corporate action on any other series of Preferred Stock.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any shares of Preferred Stock and the number of shares of Common Stock to be issued to particular stockholders shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such aggregate adjustments and readjustments of the Conversion Price of such series and detailing the facts upon which such adjustments and readjustments are based, (B) the Conversion Price and Conversion Rate for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that such period may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of Preferred Stock shall be deemed given three days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation or upon personal delivery or delivery by courier at such address.

(l) Reserved.

(m) Series C-1 Preferred Stock and Series C-2 Preferred Stock Conversion Price Adjustment. In the event that the Series C-1 Original Purchase Price or the Series C-2 Original Purchase Price (in each case as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof) does not represent at least a thirty-three percent (33%) discount to the price at which shares of Common Stock are issued to the public in connection with the Company’s initial public offering (the “Public Offering Price”), the Series C-1 Preferred Stock Conversion Price or the Series C-2 Preferred Stock Conversion Price, as applicable (in each case as adjusted for stock splits, stock dividends, combinations, recapitalizations or the like after the date hereof), will be reduced to an amount that represents a thirty-three percent (33%) discount to the Public Offering Price.

4. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder’s shares of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation (the “Bylaws”), and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote (other than with respect to the Common Director, as defined below). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after first aggregating all fractional shares held by the same person and second, aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for Election of Directors. The holders of Preferred Stock, voting separately as a class on an as-converted basis, shall be entitled to elect four (4) directors of this corporation at each annual election of directors (the “General Preferred Directors”). The holders of Series C-1 Preferred Stock, voting separately as a class on an as-converted basis, shall be entitled to elect one (1) director of this corporation at each annual election of directors (the “Series C-1 Director”). The holders of Series C-2 Preferred Stock, voting separately as a class on an as-converted basis, shall be entitled to elect one (1) director of this corporation at each annual election of directors (the “Series C-2 Director” and, together with the Series C-1 Director and General Preferred Directors, the “Preferred Directors”) The holders of Common Stock, voting separately as a class, shall be entitled to elect one (1) director of this corporation at each annual election of directors (the “Common Director”). The holders of Preferred Stock and Common Stock (voting together as a single class on an as-converted basis) shall be entitled to elect any remaining directors of this corporation (“Remaining Directors”). In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 4(b), the holders of a majority of the shares of that class or series shall elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

5. Protective Provisions.

(a) In addition to the rights provided under the General Corporation Law, as long as 25,000,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends and the like with respect to the Preferred Stock) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(i) amend or repeal any provision of the Bylaws or Certificate of Incorporation in a way that is adverse to the Preferred Stock;

(ii) consummate a Liquidation Event;

(iii) alter or change the rights, preferences or privileges of any series of the Preferred Stock;

(iv) authorize or issue, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any such equity security, on a parity with, or superior to, any series of Preferred Stock with respect to voting, conversion, dividends or upon liquidation or redemption;

(v) change the authorized number of directors that constitutes the whole Board of Directors;

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of this corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary at cost upon the occurrence of certain events, such as the termination of employment; or

(vii) authorize, declare or pay any dividend other than the dividends required to be paid pursuant to Section 1(a) above.

(b) In addition to the rights provided under the General Corporation Law, as long as at least 6,100,000 shares of Series C-1 Preferred Stock (as adjusted for stock splits, stock dividends and the like with respect to the Series C-1 Preferred Stock) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock, voting together as a single class on an as-converted basis:

(i) authorize or issue, or obligate itself to issue, any security having rights, preferences or privileges senior to the Series C-1 Preferred Stock with respect to voting, dividends, redemption, conversion or liquidation;

(ii) adversely change (by conversion, reorganization or otherwise) the rights, preferences or privileges of the Series C-1 Preferred Stock in a manner that is materially disproportionate from the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C-2 Preferred Stock;

(iii) improve (by conversion, reorganization or otherwise) the rights, preferences or privileges of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C-2 Preferred Stock in a manner that is materially disproportionate from the Series C-1 Preferred Stock;

(iv) conduct any action that results in the conversion of the Series C-1 Preferred Stock to Common Stock, except with respect to a Qualified Public Offering;

(v) effect any Liquidation Event if the consideration consists of capital stock that is not traded on a national securities exchange, unless the fair market value of such capital stock is mutually determined by the Board of Directors and the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock, voting together as a single class on an as-converted basis; or

(vi) authorize the Company to enter into any material transaction with an affiliate of the Company (including an equity financing in which each of the investors is an affiliate) that is not otherwise in the ordinary course of business.

(c) In addition to the rights provided under the General Corporation Law, as long as at least 6,100,000 shares of Series C-2 Preferred Stock (as adjusted for stock splits, stock dividends and the like with respect to the Series C-2 Preferred Stock) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C-2 Preferred Stock, voting together as a single class on an as-converted basis:

(i) adversely change (by conversion, reorganization or otherwise) the rights, preferences or privileges of the Series C-2 Preferred Stock in a manner that is materially disproportionate from the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C-1 Preferred Stock;

(ii) improve (by conversion, reorganization or otherwise) the rights, preferences or privileges of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series C-1 Preferred Stock in a manner that is materially disproportionate from the Series C-2 Preferred Stock;

(iii) conduct any action that results in the conversion of the Series C-2 Preferred Stock to Common Stock, except with respect to a Qualified Public Offering; or

(iv) effect any Liquidation Event if the consideration consists of capital stock that is not traded on a national securities exchange, unless the fair market value of such capital stock is mutually determined by the Board of Directors and the holders of a majority of the then outstanding shares of Series C-2 Preferred Stock, voting together as a single class on an as-converted basis.

6. Status of Redeemed or Converted Stock. In the event any shares of the Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock at the earliest convenient time for this corporation.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others. If and to the extent that this corporation may from time to time be or become subject to certain provisions of the California Corporations Code pursuant to operation of Section 2115 thereof, then, as authorized by Section 317(g) of California Corporations Code, for the duration of any such period, this corporation is authorized to indemnify officers, directors, employees, and agents of this corporation (and any other person to which applicable law permits this corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the California Corporations Code, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

ARTICLE VII

Subject to the stockholders’ right of approval pursuant to Section 5 of Article IV(B) hereof, this corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law and subject to the terms and conditions set forth herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

Subject to the stockholders’ right of approval pursuant to Section 5 of Article IV(B) hereof, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of this corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE IX

Subject to the stockholders’ right of approval pursuant to Section 5 of Article IV(B) hereof and the stockholders’ rights pursuant to Section 4 of Article IV(B) hereof, the number of directors of this corporation shall be set from time to time by resolution of the Board of Directors.

ARTICLE X

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE XII

Any distribution by this corporation may be made, and each holder of Preferred Stock shall be deemed to have consented to any distribution by this corporation (other than for purposes of the limitations of Section 5 of Article IV(B) hereof), without regard to any preferential rights or preferential dividends arrears amount (as determined in accordance with applicable law), including without limitation with respect to any such distribution made by this corporation in connection with (i) repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary upon termination of their employment or services pursuant to agreements providing for such right of repurchase between this corporation and such persons, or (ii) the exercise of a contractual right of first refusal entitling this corporation to purchase shares of Common Stock upon the terms offered by a third party.

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